Exhibit 99.3
SUN NEW MEDIA INC
UNAUDITED PRO-FORMA CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2006

	SNMD	William Brand
	(as at Mar	(as at Mar			Pro-forma
	31, 2006)	31, 2006)	Adjustments		Consolidated
	US$’000	US$’000	US$’000		US$’000
ASSETS
Current Assets
Cash and bank balances	1,374	50	—		1,424
Accounts receivable, net	416	1,824	—		2,240
Other receivable, deposits and prepayments	466	—	—		466
Inventories	85	—	—		85
Marketable securities	8,140	—	—		8,140
Amounts due from stockholders	292	—	—		292
Amounts due from related parties	893	—	—		893

Total current assets	11,666	1,874			13,540

Investment in associated company	25	—	—		25
Goodwill and intangible assets	61,795	—	3,203	(2)	64,998
Plant and equipment	2,205	—	—		2,205
Clearing broker deposit	37	—	—		37

Total Assets	75,728	1,874	3,203		80,805

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	987	939	—		1,926
Other payables and accruals	6,928	11	—		6,939
Amounts due to related parties	489	—	—		489
Factoring loan	233	—	—		233

Total current liabilities	8,637	950	—		9,587

Minority interest	(102)	—	—		(102)
Convertible notes	2,816	—	—		2,816
Discount on warrants	(2,570)	—	—		(2,570)

STOCKHOLDERS’ EQUITY
Capital stock	986	50	(50)	(1)	998
			12
Additional paid-in capital	79,439	—	4,115	(1)	83,554
Accumulated other comprehensive income	2	—	—		2
Accumulated deficit	(13,480)	874	(874)	(1)	(13,480)

Total stockholder’s equity	66,947	924			71,074

Total liabilities and stockholders’ equity	75,728	1,874	3,203		80,805

SUN NEW MEDIA INC.
NOTES TO THE UNAUDITED PRO-FORMA CONSOLIDATED BALANCE SHEET
AS OF MARCH 31, 2006
1.	The acquisition of William Brand has been accounted for as a purchase acquisition. SNMD issued 1,163,793 shares for the acquisition of William Brand.
2.	Intangible assets represent non-compete agreements and customer relationship in accordance with Statement of Financial Standards No. 141 (“SFAS 141”), Business Combinations.

SUN NEW MEDIA INC.
UNAUDITED PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS

	(Audited)
	SNMD	William
	Jun 6, 2005	Brand
	to Mar31,	Apr 1, 2005 to		Pro-forma
	2006	Mar 31, 2006		Consolidated
	US$’000	US$’000		US$’000
				(Note 1)
REVENUES	430	9,370		9,800
Cost of revenues	264	7,329		7,593

Gross Profit	166	2,041		2,207

OPERATING EXPENSES
General and administrative	1,147	717		1,864
Depreciation and amortization	7	—	890	897
Finders’ fee	55	—		55
Stock-based compensation	9,654	—		9,654
Consulting and professional fees	1,021	—		1,021
Impairment loss on marketable securities	1,456	—		1,456

Total operating expenses	13,340	717		14,947

Operating (loss) income	(13,174)	1,324		(12,740)
Interest income	1	—		1
Amortization of discount on notes	(106)	—		(106)
Other income	37	—		37

(Loss) Income before income taxes	(13,242)	1,324		(12,808)
Income tax expenses	—	—		—

Net (Loss) Income	(13,242)	1,324		(12,808)

Loss per share:
Weighted average number of shares outstanding
Basic and diluted	55,596,172			55,596,172

Net loss per share of common stock
Basic and diluted	(0.24)			(0.23)

SUN NEW MEDIA INC.
NOTES TO THE PRO-FORMA CONSOLIDATED STATEMENT OF OPERATIONS
(Unaudited)
1.	Adjustment for amortization of intangible assets from June 6, 2005 to March 31, 2006.

2